Exhibit 99.1

Contact:

Name:  Philip Lembo or John Gavin

Phone:  (781) 441-8338

For Immediate Release                                                                                       July 26, 2007

NSTAR Reports 9.3% Increase in Second Quarter 2007 Results

Boston, MA -- NSTAR (NYSE: NST) today reported earnings of $50.1 million, or $0.47 per common share, for the second quarter of 2007, compared to $45.7 million, or $0.43 per share reported for the same period in 2006.

Chairman, President and Chief Executive Officer Thomas J. May said, “The second quarter was a solid one for NSTAR as we reported a 9% increase in earnings per share for the period.  While we did experience favorable weather conditions in the region during the quarter, other factors had a greater influence on our earnings performance.  Investments in the transmission portion of our business had a positive impact on our earnings for the quarter.  In addition, ongoing cost-control efforts in other areas helped to lower our operations and maintenance costs.”

May added, “Environmental issues are in the headlines across the country everyday and we, at NSTAR, continue to focus on important initiatives and customer offerings that address environmental issues.  For years, we’ve offered our customers energy efficiency programs that lower usage and help the environment.  Last quarter, we announced a partnership with Evergreen Solar and our involvement in a first-ever Energy Alliance with the City of Cambridge.  Just this week, we announced NSTAR Green, a unique program that is the result of a collaborative effort between NSTAR, the Attorney General of Massachusetts and several environmental groups.  As a result of this program, our customers will have the opportunity to satisfy some or all of their energy supply with power generated from various wind farms in the Northeast.”

“If the program receives approval from the Massachusetts Department of Public Utilities, we expect the enrollment process to begin this fall and service would begin in January 2008,” May concluded.

Earnings per share for the second quarter of 2007 increased $0.04, or 9.3%, to $0.47 compared to $0.43 for the same period last year.  Factors that had a positive impact on the quarter include revenues resulting from the seven-year rate agreement that became effective January 1, 2006, an increase in transmission revenue that reflects higher investment in this part of our business, and the decline in operations and maintenance expense.  An increase in depreciation expense, related to additional investment in our electric and gas system infrastructure, had a slightly negative impact on earnings for the quarter.

The company also reported earnings of $2.01 per share for the twelve-month period ended June 30, 2007 compared to $1.93 per share for the twelve months ended June 30, 2006.

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Comparative unaudited results for the second quarter and twelve-month periods were as follows (a):

Financial Data (in thousands, except per share data)

Three months ended June 30:	2007	2006	% Change
Operating revenues	$725,135	$784,586	(7.6)%
Net income	$50,100	$45,666	9.7%
Earnings per basic and diluted share	$0.47	$0.43	9.3%
Weighted average number of shares:
Basic	106,808	106,808	-%
Diluted	107,148	107,055	0.1%
Dividends paid per common share	$0.325	$0.3025	7.4%

Twelve months ended June 30:	2007	2006	% Change
Operating revenues	$3,467,859	$3,490,426	(0.6)%
Net income	$214,981	$206,428	4.1%
Earnings per basic and diluted share	$2.01	$1.93	4.1%
Weighted average number of shares:
Basic	106,808	106,808	-%
Diluted	107,191	107,091	0.1%
Dividends paid per common share	$1.255	$1.185	5.9%

(a) More detailed financial information is included in NSTAR’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 26, 2007.

Second Quarter Conference Call

NSTAR is holding a conference call to discuss its second quarter results on Friday, July 27, 2007 at 9:00 a.m. (Eastern Time).  The call is being webcast and can be accessed on NSTAR’s corporate website—www.nstar.com—by clicking on “Investor Relations” and then selecting the webcast icon.  A replay of the call will be archived on NSTAR’s corporate website in the Investor Relations section under “Webcast Archives.”

Forward-Looking Statements

This earnings release may contain forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These statements are based on the current expectations, estimates or projections of management and are not guarantees of future performance.  Actual results could differ materially from these statements.

Examples of some important factors that could cause our actual results or outcomes to differ materially from those discussed in the forward-looking statements include, but are not limited to, the following: weather conditions; future economic conditions in the regional and national markets; prices and availability of operating supplies; prevailing governmental policies and regulatory actions (including those of the Massachusetts Department of Public Utilities and the Federal Energy Regulatory Commission) with respect to allowed rates of return, rate structure, continued recovery of regulatory assets, financings, purchased power, acquisition and disposition of assets, operation and construction of facilities, changes in tax laws and policies and changes in, and compliance with, environmental and safety laws and policies; new governmental regulations or changes to existing regulations that impose additional operating requirements or liabilities; changes in specific hazardous waste site conditions and

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the specific cleanup technology; changes in available information and circumstances regarding legal issues and the resulting impact on our estimated litigation costs; the impact of conservation measures and self generation by our customers; the impact of performance service quality measures; and the impact of terrorist acts.

Any forward-looking statement speaks only as of the date of this earnings release and NSTAR undertakes no obligation to publicly update forward-looking statements.  Other factors in addition to those listed here could also adversely affect NSTAR.  You are advised, however, to consult any further disclosures we make on related subjects in our reports to the Securities and Exchange Commission.

Profile

NSTAR, headquartered in Boston, is an energy delivery company with revenues of approximately $3.5 billion and assets of $7.6 billion that serves 1.4 million customers in Massachusetts, including approximately 1.1 million electric distribution customers in 81 communities and 300,000 natural gas distribution customers in 51 communities.  NSTAR also conducts unregulated non-utility operations.  For more information, go to www.nstar.com.

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